UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2020

Aravive, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36361	26-4106690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address of principal executive offices)

(936) 355-1910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.   Regulation FD Disclosure.

On November 19, 2020, Aravive, Inc. (the “Company”) issued a press release announcing that the Company has received guidance from the U.S. Food and Drug Administration (FDA) on a Phase 3 trial design for AVB-500 in platinum resistant ovarian cancer (PROC). The global, randomized, double-blind, placebo-controlled adaptive trial is designed to evaluate efficacy and tolerability of AVB-500 at a dose of 15 mg/kg in combination with paclitaxel.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, the Company will be making several presentations to investors over the next several weeks. In connection with the presentations, the Company intends to discuss the investor presentation, which is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01, in the press release attached as Exhibit 99.1 and in the investor presentation attached as Exhibit 99.2 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01, in the press release attached as Exhibit 99.1 and in the investor presentation attached as Exhibit 99.2 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release attached as Exhibit 99.1 and investor presentation attached as Exhibit 99.2 to this Current Report on Form 8-K include “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

The Company undertakes no duty or obligation to update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time if its management believes it is appropriate. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosures.

Item 8.01.   Other Events.

On November 19, 2020, the Company issued a press release announcing that the Company has received guidance from the U.S. Food and Drug Administration (FDA) on a Phase 3 trial design for AVB-500 in platinum resistant ovarian cancer (PROC). The global, randomized, double-blind, placebo-controlled adaptive trial is designed to evaluate efficacy and tolerability of AVB-500 at a dose of 15 mg/kg in combination with paclitaxel. The Company noted that there was agreement from the FDA that the Company’s preclinical and clinical pharmacology programs are now complete, and that this trial, if successful, could support the submission of a biologics license application to the FDA. The Company plans to initiate the trial in the first quarter of 2021, with an interim analysis expected a year later, Q12022.

The pivotal, adaptive Phase 3 trial is expected to enroll approximately 300-400 patients with high-grade serous ovarian cancer who have received one to four prior lines of therapy. This global trial is expected to be conducted at approximately 100 sites in the U.S. and Europe. The primary endpoint for the trial is progression free survival, and secondary endpoints include overall survival, objective response rate, duration of response, quality of life, clinical benefit rate, and pharmacokinetic and pharmacodynamic profile. Prospectively defined interim analyses will investigate treatment differences in patients who have previously received bevacizumab versus those who have not and will explore the biomarkers identified in the Phase 1b trial in an effort to test the hypotheses generated from the Phase 1b data. Based on the interim analyses, the trial can be adapted to include only those patients who have not previously been treated with bevacizumab and/or whose baseline serum biomarker results meet the identified threshold.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated November 19, 2020
99.2	Investor Presentation of Aravive, Inc dated November 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2020	ARAVIVE, INC. (Registrant)

	By:	/s/ Gail McIntyre
	Name:	Gail McIntyre
	Title:	Chief Executive Officer